Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3A/2 of our report dated on April 22, 2021, with respect to the consolidated financial statements of AGM Group Holdings Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 in Annual report on Form 20-F filed on April 22, 2021 therein included in its incorporation of documents by reference.

We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ JLKZ CPA LLP

Flushing, New York

February 14, 2022